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                                  Item 23(h)(4)


        Amendment to Amended and Restated Fund Participation Agreement
                       effective as of January 1, 2000
             among Nationwide Life and Annuity Insurance Company,
                       One Group Investment Trust, and
                   One Group Administrative Services, Inc.

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         AMENDMENT TO AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

         This Amendment to the Amended and Restated Fund Participation Agreement is made effective as of January 1, 2000 among Nationwide Life and Annuity Insurance Company (the "Company"), One Group(R) Investment Trust (the "Trust"), and One Group Administrative Services, Inc., a Delaware corporation (the "Services Company").

                             BACKGROUND INFORMATION

1. The Trust, the Company, and Nationwide Advisory Services, Inc. entered into an Amended and Restated Fund Participation Agreement effective as of February 17, 1999 (the "Participation Agreement") in order to permit the Company to utilize the Trust as an investment vehicle for certain variable insurance products;

2. Effective January 1, 2000, Nationwide Advisory Services, Inc. will no longer serve as administrator to the Trust; and

3. In order to reflect the replacement of Nationwide Advisory Services, Inc. and the appointment of the Services Company as administrator, the parties wish to amend the Participation Agreement.



                             STATEMENT OF AGREEMENT



         The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:



         Section 1. DEFINITION OF TERMS. Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Participation Agreement.

         Section 2. AMENDMENT TO REFLECT THE APPOINTMENT OF THE SERVICES COMPANY AS ADMINISTRATOR. In order to reflect the replacement of Nationwide Advisory Services, Inc. as administrator by the Services Company, all references to "Nationwide Advisory Services, Inc." in the Participation Agreement are hereby changed to "One Group Administrative Services, Inc." By execution of this Amendment, the Services Company agrees to be bound by and perform the duties and obligations specified for the Administrator in the Participation Agreement effective January 1, 2000. Notwithstanding the foregoing, the Services Company shall not be liable for losses, claims, damages, liabilities or litigation arising from the acts or omissions of Nationwide Advisory Services, Inc.


         Section 3. CONFORMING AMENDMENTS TO SECTIONS 3 AND 4. Sections 3 and 4 of the Participation Agreement are hereby deleted in their entirety and the following new Sections 3 and 4 are substituted in their place:

                  3. The Trust or its designee will provide closing net asset value, dividend and capital gain information at the close of trading each business day to Nationwide. "Business day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust

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                  calculates net asset value for each Fund as set forth in the
                  Trust's prospectus and Statement of Additional Information. Nationwide will use this data to calculate unit values, which will in turn be used to process that same business day's Variable Account unit value. The Variable Account processing will be done the same evening, and orders for purchases or redemptions will be placed by Nationwide no later than 10:00 a.m. Eastern Time the morning of the following business day; provided, however, that Nationwide will use its best efforts to place such orders no later than 9:30 a.m. Eastern Time the morning of the following business day. Orders will be sent directly to the Trust or its designated Transfer Agent. Payment for purchases will be wired to a custodial account designated by the Trust or the designated Transfer Agent no later than 2:00 p.m. Eastern Time and payment for redemptions will be wired to an account designated by Nationwide so as to coincide with the order for Trust shares. Provided Nationwide places the orders within the time period specified above, the Trust or its designated Transfer Agent will execute the orders at the net asset value as determined as of the close of trading on the prior day. Dividends and capital gains distributions shall be reinvested in additional shares at the ex-date net asset value. Notwithstanding the above, the Trust or its designee shall not be held responsible for providing Nationwide with net asset value, dividend and capital gain information when the New York Stock Exchange is closed, when an emergency exists making the valuation of net assets not reasonably practicable, or during any period when the Securities and Exchange Commission ("SEC") has by order permitted the suspension of pricing shares for the protection of shareholders.


                  4. All expenses incident to the performance by the Trust under this Agreement shall be the responsibility of the Trust, but in no event shall such expenses be the responsibility of Nationwide or the Variable Account. The Trust shall pay the cost of registration of Fund shares with the SEC. The Trust shall pay for and distribute to Nationwide, proxy materials, periodic Trust reports to existing shareholders and other material the Trust may require to be sent to existing Contract owners. The Trust will pay the mailing expenses of Nationwide for distributing such proxy material, reports and other material to existing Contract owners, who are the beneficial shareholders of the Trust. The Trust shall pay the cost of qualifying Fund shares in states where required. For prospectuses provided by Nationwide to its existing owners of Contracts in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the Trust shall bear the cost of typesetting to provide the Trust prospectus to Nationwide. In the event that the Variable Account prospectus and the Trust prospectus are printed together in one document form, the Trust's share of the printing cost for such disclosure document will be equal to the total cost of printing the disclosure documents multiplied by the ratio of the total number of pages in the Trust's prospectus to the total number of pages in the disclosure document, with Nationwide paying the rest. The Trust will provide Nationwide with a copy of the Statement of Additional Information suitable for duplication. Notwithstanding anything to the contrary, the Trust shall not pay any costs of typesetting, printing, and distributing the Trust's prospectuses, proxy materials, periodic Trust reports to shareholders, and other material to prospective Contract owners; it being understood that Nationwide shall be responsible for such costs.

         Section 4. NOTICES. Section 13 of the Participation Agreement is hereby amended by replacing the address for the Trust and the Administrator with the following:

         If to the Trust:

         One Group Investment Trust
         1111 Polaris Parkway, Suite B2
         Columbus, Ohio  43240
         Attn:  Fund President

         If to the Administrator:

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         One Group Administrative Services, Inc.
         1111 Polaris Parkway, Suite B2
         Columbus, Ohio  43240
         Attention:  President

         Section 5. MISCELLANEOUS. Except as otherwise set forth herein, the Participation Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as of January 1, 2000.

         NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY


         By:      /s/ Joseph P.
                  -------------
         Its      Vice President - Product and Market Compliance


         ONE GROUP(R)INVESTMENT TRUST

         By:      /s/ Mark A. Beeson
                  ------------------
         Its      President


         ONE GROUP ADMINISTRATIVE SERVICES, INC.

         By:      /s/ Robert L. Young
                  -------------------
         Its      VP



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